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                                                                   EXHIBIT 10.30

January 31, 2000


Joe Fuca
64 Grado Court
Danville, CA 94526


Dear Joe:

It is my pleasure to extend you an offer to join Evolve in the position of Vice President Sales, Western Region. Your expected start date will be February 14, 2000. As discussed, we will establish your suitability to move into a National Sales role in the first 120 days of your employment.

Your total annual target compensation is $325,000, which consists of compensation semi-monthly in arrears on a base salary of $125,000 per annum and $200,000 per annum in commission compensation and in bonuses.

The details of your commission and bonus plan will be mutually agreed upon within the first 30 days of employment.

Also, we will guarantee your Q1 bonus of $50,000 and you will receive a recoverable draw of $4,000 per month during calendar Q2 2000. In addition, we will provide you a $25,000 bonus if you successfully build-out the full Western Regional Sales Team by June 1, 2000.

You will receive stock options to purchase 750,000 shares of common stock at the price per share determined by the Board of Directors at its meeting following your start date. These shares will vest at a rate of 1/4th on your first anniversary of employment and 1/48th per month over a three-year period thereafter, but such vesting will accelerate in the event of an acquisition of the Company as follows:

If there is any sale of all, or substantially all, of the assets of the Company, or any merger or consolidation as a result of which the holders of the Company's capital stock immediately prior to such transaction own less than 50% of the capital stock of the combined company following such transaction (each, an "Acquisition"), then any stock or options to purchase stock of the Company ("Subject Securities") held by you prior to any Acquisition shall have the following vesting terms:

     1. If you voluntarily terminate your employment or consulting prior to the one-year anniversary of the Acquisition, there will be vesting only to such termination date without any acceleration or continued vesting of Subject Securities beyond the date of your voluntary termination; or

     2. If your position is eliminated and/or you are not offered a position with comparable remuneration, responsibility, authority or location in the new or acquiring entity, there will be an acceleration of vesting of all Subject Securities; or

     3. If your employment or consulting relationship is involuntarily terminated during the first year of such service in the new or acquiring entity, there will be an acceleration of vesting of Subject Securities until the second anniversary of the Acquisition; or

Upon your completion of one year of employment, consulting, or other service in the new or acquiring entity, there will be an acceleration of vesting of Subject Securities to the second anniversary of the Acquisition.
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Evolve will also provide you with the opportunity to purchase 50,000 shares of common stock at the current strike price established upon commencement of your employment.

Evolve offers comprehensive medical, dental and vision coverage as well as life insurance, long-term disability and a 401(k) plan, which will become effective on the first day of your employment. Please contact Rosemary Tong at (415) 439-4017 to schedule an appointment to complete your new hire paperwork.

Our offer to hire you is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States, and Evolve's policy is that all employment and compensation with company is "at will" in that they can be terminated with or without cause, and with or without notice, at any time at the option of either Evolve or yourself, except as otherwise provided by law.

As a further condition of employment, we require that you read, sign, and return the enclosed Employment, Confidential Information, and Invention Assignment Agreement. The terms of this offer and all other compensation matters relating to your employment with the Company are confidential and may not be shared with anyone except your family, professional advisors and immediate supervisor.

We are very excited about the possibility of having you on board. Please fax a signed copy of this offer letter to me at (415) 439-4021. If you have any questions, please call me at directly (415) 439-4093.

Sincerely,

/s/ John Bantleman
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John Bantleman
President & CEO

Accepted by:      /s/ Joe Fuca                 Date:
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                      Joe Fuca